Exhibit 99.1

Rainmaker Provides Client Update and Preliminary FY07 Results

Campbell, Calif. – February 4, 2008 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions combining hosted application software and execution services, today announced that it has been notified by a significant client of a change in corporate direction and intent to bring work in-house, resulting in a termination of its agreement with Rainmaker. The notification communicated on February 1, 2008 indicated the client intends to bring in approximately half of the business internally today, and the remainder over a transition period of the next three months.

Based on preliminary unaudited results, this client represented approximately 25% of Rainmaker’s 2007 fourth quarter revenue, down from 28% in the preceding quarter and 35% in the year-ago quarter. Rainmaker has reduced this client’s revenue concentration as a result of many new client signings and client expansions over the last year. Rainmaker’s unaudited contract sales revenue in the fourth quarter, excluding this client, grew 33% sequentially from the prior quarter as new client programs are beginning to ramp.

Based on preliminary, unaudited results, Rainmaker expects to report 2007 fourth quarter revenue of $20 million, bringing total revenue for the full fiscal year to approximately $73.5 million, up 50% from 2006. The Company expects to report GAAP profitability for the fourth quarter, representing its eighth consecutive GAAP profitable quarter. In the fourth quarter, Rainmaker generated approximately $2.2 million in operating cash flow and ended 2007 with $37 million in cash and $2.4 million in debt.

Rainmaker CEO Michael Silton commented: “We are obviously disappointed with this client’s decision, which runs counter to an increasing industry trend to outsource, as reflected in our many new clients. We are excited about the many new client programs we started to ramp in 2007 and our strong pipeline of additional opportunities for 2008. We see continued growth with our substantial customer base in 2008 and increasing benefit from our strategic initiatives to expand our scale and international capabilities to maximize the substantial opportunities we see ahead.”

Rainmaker is providing preliminary fiscal year 2008 revenue guidance of $68 million to $72 million. Rainmaker will report fiscal 2007 fourth quarter and year end financial results on February 13, 2008.

Conference Call Today

Rainmaker Systems will host a conference call and webcast today at 1:45 p.m. Pacific Time to discuss this announcement. Those wishing to participate in the live call should dial (800) 240-6709 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 405-2236 and entering 11108470 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available for one year on the Calls/Events page of the Investor Relations section at www.rmkr.com.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery Platform(SM) combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and they assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation and/or realignment of some client relationships, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 626-2439	(323) 468-2300
stevev@rmkr.com	rmkr@mkr-group.com